NEWS

CONTACT:	Terri MacInnis, Dir. Of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

SCOLR PHARMA REPORTS THIRD QUARTER AND NINE-MONTH RESULTS –
Updates On APPS Conference and Meeting With FDA
In Preparation To File IND For CDT® Ibuprofen

BELLEVUE, WA., NOV. 12, 2004 — SCOLR Pharma, Inc. (Amex: DDD) reported today financial results for the three- and nine-month periods ended September 30, 2004. The results for the periods reflect both the December 31, 2003 sale of the Company’s probiotics business (which had historically generated substantially all of the Company’s revenues) and SCOLR Pharma’s transition to a specialty pharma/drug delivery business model.

     For the three months ended September 30, 2004, the Company reported net revenues of $105,465, an operating loss of $(1,079,638) and a net loss of $(1,067,700), or $(0.04) per share (basic and diluted), as compared with net revenues of $1,595,267 an operating loss of $(665,059) and a net loss of $(1,244,704), or $(0.06) per share (basic and diluted), for the third quarter in 2003.

     For the nine months ended September 30, 2004, SCOLR Pharma reported net revenues of $349,611, an operating loss of $(3,007,700), and a net loss of $(2,913,394), or $(0.10) per share (basic and diluted), as compared with net revenues of $5,420,882, an operating loss of $(1,206,509) and a net loss of $(2,143,904), or $(0.10) per share (basic and diluted) for the nine-month period last year.

     With the transition to a specialty pharmaceutical company, the Company’s business depends exclusively on its drug delivery operations. SCOLR Pharma’s drug delivery business generates revenue from CDT®-based sales in the dietary supplement markets, including sales by national retailers such as Wal-Mart, Rite-Aid, Trader Joe’s and the General Nutrition Corporation. Sales, general and administrative costs all declined during for the nine months of 2004, primarily in connection with the sale of the probiotics operations. The Company’s strategy includes a significant commitment to research and development activities in connection with the growth of the drug delivery program. The Company will continue to incur substantial operating losses for the foreseeable future as it develops its technology and expands operations to support commercialization of the CDT platform.

     Daniel O. Wilds, President and CEO, stated that, “These operating results are in line with expectations and directly attributable to the costs of developing our specialty pharma/drug delivery business. With more than $7 million in working capital, we are actively moving forward on our development candidates.

     “As previously announced, we successfully completed our preliminary human trial work for CDT Ibuprofen. Subsequently, we met with the FDA in order to prepare for our IND filing (targeted for late December) which anticipates our first quarter 2005 human trial for 12-hour extended release CDT-based Ibuprofen.

- Continued -

Tel: (818) 379-8500 Fax: (818) 379-4747	15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

DDD REPORTS Q3 RESULTS/APPS UPDATE	PAGE TWO

We would then expect to submit an NDA filing in the summer of 2005 for the first 12-hour formulation of Ibuprofen in the U.S.,” said Wilds.

     SCOLR Pharma just completed a successful exhibition at the AAPS Convention (American Association of Pharmaceutical Scientists) earlier this week where nine poster presentations were made on its patented CDT technology. As part of that exhibition, the Company also presented to the scientific community the positive results of its recently completed animal tests on Raloxifene and Ondansetron using its patented amino acid platform on poorly soluble and insoluble compounds. The amino acid platform test poster presentation received considerable interest. Over the course of the convention the Company met with dozens of representative from a diverse range of enterprises including emerging companies through several big pharmaceutical corporations.

     Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.SCOLR.com/.

     This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company’s ability to successfully develop new formulations, complete successful human studies and clinical trials, obtain regulatory approvals, enter arrangements with product development partners and customers, competition, obtain additional capital, and general economic conditions. Additional risks and uncertainties are described in our reports and other filings with the Securities and Exchange Commission which are available on our website or at www.sec.gov. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

- Continued -

Tel: (818) 379-8500 Fax: (818) 379-4747	15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

DDD REPORTS Q3 RESULTS/ AAPS UPDATE	PAGE THREE

FINANCIAL HIGHLIGHTS

	Third Quarter Ended September 30,
	2004	2003
Royalty Revenues	$105,465	$137,297
Net Revenues – Probiotics*	—	1,457,970

Total Net Revenues As Reported	105,465	1,595,267

Royalty Payments Received in Subsequent Quarter Applied to Note Receivable	61,333	—

Total Royalties	$163,157	$137,297

Net (Loss) from Operations	(1,079,638)	(665,059)
Net (Loss)	(1,067,700)	(1,244,704)
(Loss) Per Share, Basic & Diluted	(0.04)	(0.06)
Weighted Avg. Shares Outstanding	30,500,643	21,336,198

	Nine Months Ended September 30,
	2004	2003
Royalty Revenues	$349,611	$456,718
Net Revenues – Probiotics*	—	4,964,164
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Total Net Revenues As Reported	349,611	5,420,882
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Royalty Payments Received in Subsequent Quarter Applied to Note Receivable	179,823	—
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Total Royalties	$529,434	$456,718
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Net (Loss) from Operations	(3,007,700)	(1,206,509)
Net (Loss)	(2,913,394)	(2,143,904)
(Loss) Per Share, Basic & Diluted	(0.10)	(0.10)
Weighted Avg. Shares Outstanding	28,157,142	21,256,621

*Probiotics operations sold as of December 31, 2003

11/12/04	# # #

Tel: (818) 379-8500 Fax: (818) 379-4747	15165 Ventura Blvd., #425, Sherman Oaks, CA 91403